PURCHASE AGREEMENT

      CHEDDARS, 305 WEST COLISEUM ROAD, FORT WAYNE, INDIANA




This AGREEMENT, entered into effective as of the 29 th of January, 2003.

l. PARTIES. Seller is AEI Real Estate Fund 85-B Limited Partnership that owns fee title to that certain real property legally described in the attached Exhibit "A" (the "Property"). Buyer is Phaedra Restaurant Corp., or its designee. Seller wishes to sell and Buyer wishes to buy the Property.

2. PROPERTY. The Property to be sold to Buyer in this transaction
consists  of  an  undivided 100% interest the Property.    Seller
owns no interest in any personalty in connection with the Property.

3. PURCHASE PRICE. The purchase price for this Property is $1,544,000 all cash.

4. TERMS. The purchase price for the Property will be paid by Buyer as follows:

     (a) When this agreement is executed, Buyer will pay $50,000 to Seller (which shall be deposited into escrow according to the terms hereof) (the "First Payment"). The First Payment will be credited against the purchase price when and if escrow closes and the sale is completed.

     (b) Buyer will deposit the balance of the purchase price, $1,494,000 (the Second Payment") into escrow in sufficient time to allow escrow to close on the closing date.

5. CLOSING DATE. Escrow shall close on or before February 28, 2003. Provided, however, that Seller shall have no obligation to close this transaction unless and until Seller and/or its affiliates and Buyer and/or its affiliates have executed and fulfilled the terms of a mutually satisfactory settlement of the outstanding disputes between them respecting properties in Davenport and Clive, Iowa.

6. DUE DILIGENCE. Buyer's affiliate, Phaedra Partners, Ltd. has been in continuous possession and control of the property since December 22, 1986, and as such, Buyer has had ample opportunity to conduct such due diligence on the Property as it deems appropriate.

     Buyer shall order at its own expense such title, survey, and any other due diligence information as Buyer shall deem necessary. Buyer may only object to those matters of title or survey encumbering the Property and caused by Seller without Buyers knowledge and consent.

7. ESCROW. Escrow shall be opened by Seller and the First Payment deposited in escrow with David Nowlin, as closing agent for Lawyers Title Insurance Company, Phoenix, Arizona, upon acceptance of this Agreement by both parties. A copy of this Agreement will be delivered to the escrow holder and will serve as escrow instructions together with the escrow holder's standard instructions and any additional instructions required by the escrow holder to clarify its rights and duties. If there is any conflict between these other instructions and this Agreement, this Agreement will control.

8.   CLOSING  COSTS.   Seller  shall  pay  no  closing  costs  in
connection  with the transaction contemplated herein, except  its
own legal fees.   Each party will pay its own attorney's fees and
costs to document this transaction.

9.  REAL ESTATE TAXES, SPECIAL ASSESSMENTS AND PRORATIONS.

     (a)  Because the Property is subject to a triple net lease
     (as further set forth in paragraph 10(a)(i), the parties acknowledge that there shall be no need for a real estate tax proration.


     (b) All operating expenses from the Property shall remain the responsibility of the Buyer or the current Lessee of the Property. Seller shall be entitled to all income earned prior to the date of Closing, and Buyer shall be entitled to all income earned on and after the date of closing. Any rents prepaid by Buyer shall be credited toward the Purchase Price on a closing statement approved and executed by both parties. The closing statement shall reflect a reconciliation of any past due rents unpaid by the Lessee of the Property as of the closing date.

10.  SELLER'S REPRESENTATION AND AGREEMENTS.

     (a)  Seller represents and warrants as of this date that:

     (i) Except for the Lease Agreement in existence between Seller (as Lessor) and Phaedra Partners, Ltd. (as Tenant),
     (the "Lease"), Seller is not aware of any leases of the Property.

     (ii) It is not aware of any pending litigation or condemnation proceedings against the Property or Seller's interest in the Property.

    (iii) Except as previously disclosed to Buyer and as permitted in paragraph (b) below, Seller is not aware of any contracts Seller has executed that would be binding on Buyer after the closing date.

     (b) Provided that Buyer performs its obligations when required, Seller agrees that it will not enter into any new contracts that would materially affect the Property and be binding on Buyer after the Closing Date without Buyer's prior consent, which will not be unreasonably withheld.

    11.  DISCLOSURES.

     (a) Seller has not received any notice of any material, physical, or mechanical defects of the Property, including without limitation, the plumbing, heating, air conditioning, ventilating, and electrical systems. To the best of Seller's knowledge without inquiry, all such items are in good operating condition and repair and in compliance with all applicable governmental, zoning, and land use laws, ordinances, regulations and requirements. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (b) Seller has not received any notice that the use and operation of the Property is not in full compliance with applicable building codes, safety, fire, zoning, and land use laws, and other applicable local, state and federal laws, ordinances, regulations and requirements. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (c) Seller knows of no facts nor has Seller failed to disclose to Buyer any fact known to Seller which would prevent the Tenant from using and operating the Property after the Closing in the manner in which the Property has been used and operated prior to the date of this Agreement. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (d) Seller has not received any notice that the Property is in violation of any federal, state or local law, ordinance, or regulations relating to industrial hygiene or the environmental conditions on, under, or about the Property, including, but not limited to, soil, and groundwater conditions. To the best of Seller's knowledge, there is no proceeding or inquiry by any governmental authority with respect to the presence of Hazardous Materials on the Property or the migration of Hazardous Materials from or to other property. Buyer agrees that Seller will have no liability of any type to Buyer or Buyer's successors, assigns, or affiliates in connection with any Hazardous Materials on or in connection with the Property either before or after the Closing Date, except such Hazardous Materials on or in connection with the Property arising out of Seller's gross negligence or intentional misconduct. If Seller shall receive any notice to the contrary prior to Closing, Seller will inform Buyer prior to Closing.

     (e) Buyer agrees that it shall be purchasing the Property in its then present condition, as is, where is, and Seller has no obligations to construct or repair any improvements thereon or to perform any other act regarding the Property, except as expressly provided herein.

     (f) Buyer acknowledges that, having been given the opportunity to inspect the Property and such financial information on the Lessee and Guarantors of the Lease as Buyer or its advisors shall request, if in Seller's possession, Buyer is relying solely on its own investigation of the Property and not on any information provided by Seller or to be provided except as set forth herein. Buyer further acknowledges that the information provided and to be provided by Seller with respect to the Property, to the Lessee, and to the Guarantors of Lease was obtained from a variety of sources and Seller neither (a) has made independent investigation or verification of such information, or (b) makes any representations as to the accuracy or completeness of such information except as herein set forth. The sale of the Property as provided for herein is made on an "AS IS" basis, and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, except as otherwise specified herein in paragraph 11(a) and (b) above and this paragraph 12, Seller makes no Warranty or representation, Express or Implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, tenantability, suitability for commercial purposes, merchantability, or fitness for a particular purpose, in respect of the Property.

     The provisions (d) - (f) above shall survive Closing.

12.  CLOSING.

     (a) Before the closing date, Seller will deposit into escrow an executed special warranty deed warranting title against lawful claims by, through, or under a conveyance from Seller, but not further or otherwise, conveying insurable title of the Property to Buyer, subject to all exceptions of record except those encumbering the Property and caused by Seller without Buyer's knowledge or consent.

     (b) On or before the closing date, Buyer will deposit into escrow: the balance of the Purchase Price when required under
     Section 4; any additional funds required of Buyer (pursuant to this agreement or any other agreement executed by Buyer) to close escrow. Both parties will deliver to the escrow holder any other documents reasonably required by the escrow holder to close escrow.

     (c) On the closing date, if escrow is in a position to close, the escrow holder will: record the deed in the official records of the county where the Property is located; cause the title company to commit to issue the title policy; immediately deliver to Seller the portion of the purchase price deposited into escrow by cashier's check or wire transfer (less debits and prorations, if any); deliver to Seller and Buyer a signed counterpart of the escrow holder's certified closing statement and take all other actions necessary to close escrow.

13. DEFAULTS. If Buyer defaults, Buyer will forfeit all rights and claims and Seller will be relieved of all obligations and will be entitled to retain all monies heretofore paid by the Buyer. In addition, Seller shall retain all remedies available to Seller at law or in equity.

      If Seller shall default, Buyer shall retain all remedies available to Buyer at law or equity.
Provided, however, that in no event shall Seller be liable for any punitive, consequential or speculative damages arising out of any default by Seller hereunder.




14.  BUYER'S AND SELLER'S REPRESENTATIONS AND WARRANTIES.

     a.  Buyer represents and warrants to Seller as follows:

     (i) In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Buyer, Buyer shall perform, execute and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, deeds and assurances as Seller or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.

     (ii) Buyer has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

     (iii) To Buyer's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Buyer is a party or by which Buyer is bound.

     a.  Seller represents and warrants to Buyer as follows:

     (i) In addition to the acts and deeds recited herein and contemplated to be performed, executed, and delivered by Seller, Seller shall perform, execute and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, deeds and assurances as Buyer or the Title Company may require and be reasonable in order to consummate the transactions contemplated herein.


     (ii) Seller has all requisite power and authority to consummate the transaction contemplated by this Agreement and has by proper proceedings duly authorized the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby.

     (iii) To Seller's knowledge, neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby will violate or be in conflict with (a) any applicable provisions of law, (b) any order of any court or other agency of government having jurisdiction hereof, or (c) any agreement or instrument to which Seller is a party or by which Seller is bound.

15.  MISCELLANEOUS.

     (a) This Agreement may be amended only by written agreement signed by both Seller and Buyer, and all waivers must be in writing and signed by the waiving party. Time is of the essence. This Agreement will not be construed for or against a party whether or not that party has drafted this Agreement. If there is any action or proceeding between the parties relating to this Agreement the prevailing party will be entitled to recover attorney's fees and costs. This is an integrated agreement containing all agreements of the parties about the Property and the other matters described, and it supersedes any other agreements or understandings. Exhibits attached to this Agreement are incorporated into this Agreement.

     (b) If this escrow has not closed by February 28, 2003 through no fault of Seller, Seller may either, at its election, extend the closing date or exercise any remedy available to it by law, including terminating this Agreement.

     (c) Funds to be deposited or paid by Buyer must be good and clear funds in the form of cash, cashier's checks or wire transfers.

     (d) All notices from either of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served if sent by first class certified mail, return receipt requested, postage prepaid, or by a nationally recognized courier service guaranteeing overnight delivery to the party at his or its address set forth below, or to such other address as such party may hereafter designate by written notice to the other party.

     If to Seller:

          AEI Real Estate Fund 85-B Limited Partnership
          1300 Minnesota World Trade Center
          30 East Seventh Street
          St. Paul, MN 55101


     If to Buyer:

          Daniel Auriti
          Phaedra Restaurant Corp.
          7370 College Parkway, Suite 300
          Fort Myers, Florida   33901

      This Agreement shall be governed by, and interpreted in accordance with, the laws of the state of Indiana.





      IN WITNESS WHEREOF, the Seller and Buyer have executed this Agreement effective as of the day and year above first written.

BUYER:    Phaedra Restaurant Corp., a Kentucky corporation

           By:   /s/ Daniel Auriti
                     Its: President






SELLER:   AEI REAL ESTATE FUND 85-B LIMITED PARTNERSHIP, a
          Minnesota limited partnership

           By:   Net  Lease  Management 85-B, INC.,  a  Minnesota
                 corporation

           By:   /s/ Robert P. Johnson
                     Robert P. Johnson, its President



      (THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)




                            EXHIBIT A

To arrive at the point of beginning, commence on the West Line of Lot 16 in said Rahdert's Subdivision at its intersection by the South right-of-way line of U.S. Highway No. 30 (Coliseum Blvd) as situated 65 feet South of Line "E" and established in Document Number 72-17438; thence Easterly along a 65-foot right-of-way line a distance of 228.8 feet to a concrete Highway monument; thence Southeasterly on the South right-of-way line of U.S. Highway No. 30, a distance of 151.35 feet to a concrete Highway Monument as situated 80 feet normally distance South of said Line "E" and the point of beginning initially referred to; thence Easterly along an 80-foot right-of-way line, a distance of 223.8 feet, thence Southerly by a deflection right of 90 degrees 00 minutes a distance of 43.0 feet; thence Easterly by a deflection left of 90 degrees 00 minutes, a distance of 24.85 feet to the West face of a concrete curb; thence Southwesterly along said curb line on a curve to the right having a radius of 300 feet; more or less, an arc distance of 171.7 feet, the subtended chord to the aforesaid course deflects to the right 118 degrees 30 minutes, a chord distance of 169.0 feet; thence Westerly by a deflection right of 61 degrees 24 minutes from the subtended chord produced, a distance of 187.9 feet; thence Northerly by a deflection right of 90 degrees 06 minutes, a distance of 194.0 feet to the Southerly right-of-way line of Coliseum Boulevard; thence Southeasterly by a deflection right of 95 degrees 43 minutes, a distance of 20.1 feet to the point of beginning, containing 1.028 acres.